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                                                                   Exhibit 23(a)

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
BANK ONE CORPORATION:


        We consent to the incorporation by reference in this Form S-8 Registration Statement of Bank One Corporation of our report dated January 15, 2002, with respect to the consolidated balance sheet of Bank One Corporation as of December 31, 2001 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, which report appears in the 2001 Annual Report to Stockholders which is included in Bank One Corporation's 2001 Form 10-K and to the reference to our Firm under the caption "Incorporation of Documents by Reference" included in this Form S-8 Registration Statement.

/s/ KPMG LLP

Chicago, Illinois,
January 27, 2003